Exhibit 10.38

TRANSITIONAL EMPLOYMENT AGREEMENT

This Transitional Employment Agreement (“Agreement”) is entered into by and between Amarin Corporation (“Company”) and Declan Doogan (“Executive”) as of the Effective Date (as defined below).

WITNESSETH:

WHEREAS, Executive is currently employed by the Company as its Interim Chief Executive Officer (“Interim CEO”);

WHEREAS, the Company is in the process of hiring a new Chief Executive Officer (“New CEO”);

WHEREAS, Executive and the Company have mutually agreed that Executive’s role at the Company will change as of the first day of the New CEO’s employment by the Company (“New CEO Commencement Date”) and that, as of September 1, 2010, Executive will become the Company’s part-time Chief Medical Officer (“Part-time CMO”); and

WHEREAS, Executive and the Company now desire to extinguish all prior agreements relating to terms and conditions of Executive’s employment including without limitation the agreement between the Executive and the Company dated April 28, 2008 as amended by the letter agreement dated May 16, 2008 (together the “Prior Employment Agreement”), except to the extent certain provisions of the Prior Employment Agreement are expressly preserved and incorporated into this Agreement, and replace all such agreements with this Agreement which sets forth the terms and conditions of the Executive’s transition to the Part-time CMO role and related terms and conditions of employment.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, Executive and the Company agree as follows:

1. Employment Prior to September 1, 2010. Until September 1, 2010, Executive will continue to be employed by the Company as a regular full time, at-will employee, and will be paid at under the terms and conditions set forth in Section 8 (as modified by Section 3 of the May 16, 2008 Amendment which sets forth a monthly salary rate of pay based on $500,000 per annum) and Section 9 (which sets forth a car allowance) of the Prior Employment Agreement, provided that Executive shall be eligible for a discretionary bonus based on a target of $166,000 (50% of Executive’s base salary between January, 2010 through September 1, 2010) (“Pro Rata Bonus”). The Pro Rata Bonus, if any, shall be paid at the same time bonuses are paid for the Company’s other senior executives, but in no event later than March 15, 2011. Executive shall continue to accrue vacation at the rate of 24 days per year until September 1, 2010. Unless otherwise directed by the Company, Executive shall continue to perform duties and provide services to the Company as the Company’s Interim CEO until the New CEO Commencement Date and thereafter shall assist with transitional duties until he becomes Part-time CMO on September 1, 2010 By entering into this Agreement, Executive resigns from all officer positions with the Company and its subsidiaries and affiliates effective as of the New CEO

Commencement Date except that he shall have the position and title of Chief Medical Officer commencing on September 1, 2010.

2. Employment After September 1, 2010. Effective September 1, 2010, Executive will become the Company’s Part-time CMO. In such capacity, Executive will report directly to the Company’s New CEO. As Part-time CMO, Executive will work on a part-time basis of at least two days per week and will have duties and responsibilities as determined by the Company’s New CEO and/or the Company’s Board of Directors (“Board”). Executive’s principal place of employment shall be maintained within the Continental United States. For purposes of this Agreement the period of employment beginning on September 1, 2010 and continuing through December 31, 2012, unless Executive’s employment is terminated before that date, shall be referred to as the “Continued Employment Period.”

3. Payments and Benefits to Executive During the Continued Employment Period. The Executive shall be entitled to the following compensation during the Continued Employment Period and to no other pay or benefits:

(a) Salary. During the Continued Employment Period, the Executive will be paid a monthly salary at the rate of $200,000 per year, subject to applicable deductions and withholdings. As a part-time exempt employee, Executive will perform services on a schedule consistent with forty percent (40%) of that of a full-time exempt employee, which shall include two work days per week. At its option, the Company may elect to increase this percentage to sixty percent (60%), which shall include three days per week, in which case the Executive’s Salary will be increased to the rate of $300,000 per year.

(b) Equity. During the Continued Employment Period, Executive shall continue to vest in all stock options and other equity-based compensation awards (“Executive’s Equity”) consistent with the terms and conditions of the Company’s stock option and incentive plan (“Stock Option Plan”) and the relevant award agreements related to such grants (collectively, “Equity Award Agreements”). The Executive acknowledges and agrees that the following represents all of the Executive’s equity interests in the Company:

Grant Date	Strike Price	Total Number of Shares	Number of Vested Shares	Number of Unvested Shares
April 9, 2007	$4.40	65,000	65,000	0
May 20, 2008	$2.60	400,000	266,667	133,333
December 21, 2009	$1.35	1,170,000	292,500	877,500

(c) None of Executive’s shares have been exercised. Executive shall have the right to exercise any vested shares until the earlier of (i) ninety (90) days from the last day of

Executive’s employment and (ii) the expiration of the option, which is ten years from the Grant Date (in either event the “Exercise Period”).

(d) Other Benefits. During the Continued Employment Period, Executive shall be entitled to the following benefits and payments:

(i) Executive will be entitled to continue to be reimbursed for his health insurance at the rate of approximately $364 per month (subject to adjustment consistent with the applicable Pfizer plan). Executive’s eligibility to participate as a part-time employee in the Company’s group benefit plans that are provided by the Company from time to time shall be subject to the terms and conditions of those plans.

(ii) The Company shall reimburse Executive for all reasonable expenses that he is or was authorized to incur while carrying out his duties on behalf of the Company, including for the avoidance of doubt, reasonable travel and accommodation costs (consistent with Company policy).

(iii) Executive will not accrue vacation or paid time off as a part-time employee provided, however, Executive will be permitted to use any paid time off he accrues prior to September 1, 2010 during the Continued Employment Period.

4. Termination of Employment. Executive’s employment at the Company will end on December 31, 2012, provided however, Executive’s employment may end on an earlier date if terminated by the Company for Cause or if terminated due to the Executive’s death or disability subject to the following:

(a) Termination by the Company for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting an act of material misconduct in connection with the performance of the Employee’s duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Employee’s position; (iv) continued non-performance or unsatisfactory performance by the Executive of the Employee’s responsibilities as reasonably determined by the Company’s Board of Directors; (v) a breach by the Executive of any of the provisions contained this Agreement including, without limitation, any of the Restrictive Covenants; (vi) a material violation by the Executive of any of the Company’s written employment policies or procedures provided that, provided that other than in the case of clause (B) above or other noncurable events, Executive is provided with written notice and fifteen (15) days to cure.

(b) Other Terminations: If Executive’s employment ends as scheduled on December 31, 2012 or prior to that date due to a termination of Executive’s employment by the Company for Cause or if terminated due to the Executive’s death or disability, Executive shall be entitled to salary through the last day of employment but shall not be entitled to any other compensation. With respect to the Equity, the Executive will cease vesting as of the last day of his employment and may exercise his vested Equity during the Exercise Period.

5. General Release of Claims. Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to Executive’s employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of breach of the Prior Employment Agreement; of retaliation or discrimination under federal, state or local law of the United States (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect his rights under this Agreement (including Executive’s rights under the other agreements to the extent referred to in Section 19). As a material inducement to the Company to enter into this Agreement, Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

6. Disclosure of Outside Activities. Attached as Exhibit A is a comprehensive list of all outside professional activities with which Executive is currently involved or reasonably expects to become involved. In the event the Executive performs any professional services for any person or entity other than the Company either during Executive’s employment (including, without limitation during the Continued Employment Period) Executive will promptly amend and return Exhibit A to the Board.

7. Tax Treatment. The Company shall treat Executive as an employee for tax purposes and shall undertake, consistent therewith, to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be subject to any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

8. Return of Property. Executive acknowledges that all documents, records, apparatus, equipment and other physical property which were furnished or will be furnished to Executive in connection with his employment at the Company remain and will remain the sole property of the Company. Executive will return to the Company all such materials and property when requested by the Company. In any event, Executive will return all such materials and property on or upon termination of employment.

9. Restrictive Covenants.

(a) Noncompetition and Nonsolicitation. During the Executive’s employment with the Company and for twelve (12) months thereafter, regardless of the reason for the ending of Executive’s employment, Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any business activity anywhere in the United States or Europe that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company or its subsidiaries or corporate affiliates (the “Company” for purposes of this Section 9), has under development or that are the subject of active planning at any time during Executive’s employment (a “Competing Business”); and (ii) will refrain from directly or indirectly employing, attempting to employ, contracting with, recruiting or otherwise soliciting, inducing or influencing any employee to leave employment with the Company or any subsidiary of Company other than general solicitations of employment not directly targeting employees of the Company, (such as through general advertisements, search firms, etc.), and (iii) will refrain from soliciting or encouraging any independent contractor to terminate or otherwise modify adversely its business relationship with the Company or any of it subsidiaries. The Executive understands that the restrictions set forth in this Section 9 are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation, which constitutes or is affiliated with a Competing Business.

(b) Confidential Information. In the course of performing services on behalf of the Company, Executive has had and from time to time will have access to Confidential Information (as defined below). Executive agrees (a) to hold the Confidential Information in strict confidence, (b) not to disclose the Confidential Information to any person (other than in the ordinary course of the Company’s business or for the intended sole benefit of the Company or its affiliates), and (c) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Upon the termination of Executive’s employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive’s possession or control, shall be immediately returned to the Company. In Executive’s work for the Company, Executive will not (and the Company will not require Executive to) disclose or make use of any information in violation of any agreements with or rights of any such previous Company or other party, and Executive will not (and the Company will not require Executive to) bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. Executive recognizes that the Company and its affiliates claim a proprietary interest in all of the information described in Section 9(b) and claims the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive in the course of Executive’s employment, including any of the foregoing which is based on or arises out of the information described in this Section 9, shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing. Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the Company’s industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company. For purposes of this Agreement: the term “Confidential Information” shall mean information belonging to the Company which is of value to the Company with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company . Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain or known in the industry, unless due to Executive’s breach of duties, or (ii) information which Executive is obligated to disclose by law, subpoena or court order and in such instance, only after providing the Company with advance written notice to the extent practicable in order to allow the Company to seek a protective order enjoining such disclosure.

(c) Injunction. It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company, and its direct and indirect subsidiaries and corporate affiliates, and that any breach of the provisions of this Agreement by Executive will result in irreparable injury to the Company, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company or its subsidiaries shall be entitled to enforce the specific performance of this Agreement by Executive through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

10. Nondisparagement. Executive agrees not to make any disparaging statements concerning the Company or any of its affiliates or their products or services, current or former officers, directors, shareholders, employees or agents. Executive further agrees not to take any actions or conduct himself any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or their products or services or any of its current or former officers, directors, shareholders, employees or agents.

11. Future Cooperation. During his employment and thereafter, Executive agrees to cooperate reasonably with the Company and all of its affiliates and related entities, including its and their outside counsel, in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Executive agrees to appear without the necessity of a subpoena and to testify truthfully in any legal proceedings in which the Company calls his as a witness. It is understood that the post-employment requirements of this Section 11 shall not interfere with the Executive’s other employment activities and that Executive will be compensated for any such post-employment cooperation at hourly rate to mutually agreed to by the Company and the Executive.

12. Legal Representation. This Agreement is a legally binding document and his signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, and that he has in fact consulted with counsel and that he fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

13. Absence of Reliance. In signing this Agreement, Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

14. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever against Executive. The Company specifically disclaims any liability or wrongdoing whatsoever against Executive or any other person on the part of the Company, its affiliates, and their current and former agents, employees and shareholders.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or portions of the Agreement that have been incorporated by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Enforcement.

(a) Jurisdiction. Executive and the Company hereby agree that the courts of the State of Connecticut shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b) Relief. Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of his promises set forth in Sections 8 or 9, 10 or 11 and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if Executive breaches, or proposes to breach, any portion of his obligations under Sections 8, 9, 10 or 11 the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

18. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the

19. State of Connecticut without regard to conflict of laws principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Executive or the Company or the “drafter” of all or any portion of this Agreement.

20. Entire Agreement. This Agreement, the Stock Option Plan, the Equity Award Agreements, the Restrictive Covenants, the provisions of the Prior Employment Agreement specifically referred to in Section 1 (only to the extent applicable prior to the New CEO Commencement Date), Sections 17 and 18 of the Prior Employment Agreement and the Indemnification Agreement between the Company and the Executive constitute the entire agreement between Executive and the Company and supersede any previous agreements or understandings between Executive and the Company relating to the subject matter herein.

21. Time for Consideration and Effective Date. Executive acknowledges and agrees that he had the opportunity to consider this Agreement for more than twenty-one (21) days before signing it (the “Consideration Period”) and that no modifications to this Agreement had the effect of restarting the Consideration Period. To accept this Agreement, Executive must sign and return this Agreement to Joseph Zakrzewski, Executive Chairman. This Agreement shall become effective upon execution by both parties (the “Effective Date”).

22. Attorneys’ Fees. Each party shall bear his or its own costs and attorney’s fees in connection with the negotiation and drafting of this Agreement. In the event of any legal action to enforce this Agreement, including those provisions that have been incorporated by reference, the party that prevails in such action shall be entitled to recover his, or its attorney’s fees and costs from the non-prevailing party or parties.

23. No Transfer. Executive represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim against any of the Releasees or any portion thereof or interest therein.

24. Binding Nature of Agreement. This Agreement shall be binding upon each of the parties and upon the heirs, administrators, representatives, executors, successors and assigns of each of them, and shall inure to the benefit of each party and to the heirs, administrators, representatives, executors, successors, and assigns of each of them.

25. Modification of Agreement. This Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged.

26. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.

27. Definition. For purposes of this Agreement, the term “Company” shall include the Company and its affiliated and related entities, and its and their respective predecessors, successors and assigns.

This Agreement has been executed as a sealed instrument by Executive and the Company.

EXECUTIVE

/s/ Declan Doogan		8/16/2010
Declan Doogan		Date

AMARIN CORPORATION

By:	/s/ Colin Stewart	8/16/2010
	Colin Stewart	Date
President and CEO

EXHIBIT A

To:	Amarin Corporation, Board of Directors

From:	Declan Doogan

Date:

SUBJECT:	Disclosure Outside Activities

The following is a complete list of all outside professional activities with which I am currently involved or reasonably expect to become involved in during my employment with Amarin. I understand that, in the event that I become involved in any professional activities during my employment by Amarin after I submit this Disclosure, I will promptly supplement and return this disclosure, as amended, to the Board.

Acknowledged and Agreed:

/s/ Declan Doogan
Declan Doogan

Appendix A

Positions held as of August 16, 2010

Entity	Business	Position	Developing Products in CV and Lipids?

WeAreUS	Social Networking	President and Founder	No

Sosei	Japanese Pharma	Board Member	No

PVRI	Academic Network of Cardiologist specialists in Pulmonary Hypertension	Board Member	No

Harvard, Glasgow and Kitasato Universities	Medical Schools	Visiting Professorships	No

Prometheus Laboratories	Pharma Diagnostics and GI Onc products	R&D advisor	No

Trojantec	Start up oncology company	Board member-investor	No

Alimentary Health	Probiotic company GI	Advisor-investor	No